Exhibit 10.2
AGREEMENT OF PURCHASE AND SALE
THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made this 3rd day of December, 2009 (the “Effective Date”), between WESTWOOD ONE, INC., a Delaware corporation, having an address at 1114 Avenue of the Americas, 28th Floor, New York, NY 10036 (“Seller”) and NLC-LINDBLADE, LLC, a limited liability company, organized under the laws of Delaware, having an address at 11111 Santa Monica Blvd., Suite 750, Los Angeles, California 90025 (“Purchaser”).
WITNESSETH:
WHEREAS, Seller is the owner of separate parcels of real property commonly known as 8944 Lindblade Street, 8965 Lindblade Street and 8935 Lindblade Street, each in the City of Culver City, County of Los Angeles, State of California (a/k/a Assessor Parcel Numbers 4206-015-039, 4206-015-040, 4206-016-008, 4206-016-009, 4206-016-010 and 4206-016-011), more particularly described on Exhibit A attached hereto and made a part hereof (collectively, the “Land”);
WHEREAS, the Land has been improved with buildings containing approximately 32,428 square feet in the aggregate and certain ancillary improvements on the Land and certain other property subject to the Parking Rights Agreements (as defined below), including, without limitation, approximately one hundred one (101) parking spaces, driveways, access ways and landscaping (together with any and all other buildings, structures and fixtures now or hereinafter located on the Land, collectively, the “Improvements”);
WHEREAS, Purchaser is willing to purchase and acquire all of Seller’s right, title and interest in and to the Land, the Improvements and the other Property (as defined below), and Seller is willing to sell, assign and convey all such right, title and interest in and to the Land, the Improvements and the other Property, each upon and subject to the terms and conditions specified herein.
NOW THEREFORE, in consideration of the foregoing premises, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1 Property. Seller agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase and acquire from Seller, the Property defined below, upon and subject to the terms and conditions of this Agreement. The “Property” shall be comprised of the following:
(a) Land. The Land;
(b) Improvements. The Improvements;

(c) Appurtenances. All open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, on, across, in front of, contiguous to, abutting or adjoining the Land and all other rights, privileges, burdens and rights-of-way appurtenant to the Land and/or the Improvements, including, without limitation, all rights, privileges and burdens of Seller under that certain Covenant and Agreement Regarding Parking made as of August 17, 1990 between GTO Entertainment and Westwood One, Inc., as recorded on September 10, 1990 as Instrument No. 90-1556576 in the Official Records of Los Angeles County, California (the “Parking Rights Agreement”);
(d) Tangible Property. Any and all tangible personal property of Seller located on the Land and/or the Improvements and used in connection with the use, enjoyment or operation thereof; excluding the personal property of Seller listed on Schedule 1.1(d) attached hereto and made a part hereof, title to which shall be retained by Seller (the “Excluded Property”);
(e) Intangible Property. Any and all assignable warranties and guaranties (express or implied) relating to the Land and/or the Improvements, all assignable permits, licenses, approvals and authorizations issued by any governmental authority with respect to the Land and/or the Improvements (except permits, licenses, approvals and authorizations required to be maintained by Seller for Seller’s operation of the Land and/or the Improvements as lessee under the Lease (as hereinafter defined in Section 3.2(b)), and any and all surveys of the Land and plans and specifications of the Improvements that are in Seller’s possession as of the Effective Date (as defined in Section 1.4(a) below); and
(f) Service Contracts. Seller’s right title and interest in any and all assignable service contracts and/or agreements to which Seller is a party relating exclusively to the management, upkeep, repair, maintenance and/or operation of the Land and/or the Improvements (“Service Contracts”) which Purchaser elects, in writing to Seller prior to the expiration of the Feasibility Period (as defined in Section 2.2), to assume in connection with the Closing (except Service Contracts to be maintained by Seller for Seller’s operation of the Land and/or the Improvements as lessee under the Lease).
Section 1.2 Purchase Price. In consideration of the sale, assignment and conveyance by Seller to Purchaser of the Property pursuant to the terms of this Agreement, Purchaser agrees to pay Seller an amount equal to Eight Million Two Hundred Fifty Thousand and 00/100 Dollars ($8,250,000.00) (the “Purchase Price”) at the Closing by wire transfer of immediately available federal funds. Notwithstanding the foregoing, Seller and Purchaser acknowledge and agree that the Purchase Price may be adjusted as a result of prorations, credits and adjustments as and to the extent herein provided.
Section 1.3 Payment of Purchase Price. The Purchase Price, as it may be increased or decreased by prorations, credits and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser prior to the Closing.

Section 1.4 Earnest Money.
(a) One (1) Business Day (as defined in Section 2.1(c) below) after the date this Agreement is executed by Seller and Purchaser (the “Effective Date”), Purchaser shall deposit with First American Title Insurance Company, Los Angeles, California, Attention: Greg Schultz (“Escrow Agent”), the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Earnest Money”). All interest accruing on the Earnest Money shall become a part of the Earnest Money and shall be distributed as the Earnest Money is distributed in accordance with the terms of this Agreement. The wire instructions of Escrow Agent are as follows:

Wire to:	First American Trust FSB
5 First American Way
Santa Ana, CA 92707

ABA Number:	122241255

For Credit To:	First American Title Insurance Company

Account Number:	3021820000

Reference:	Attn: Barbara Laffer/Greg Schultz
Phone: 213-271-1702
(b) Escrow Agent shall hold the Earnest Money in two separate banks approved by Seller and Purchaser, each in an interest bearing high-yield insured savings escrow account in accordance with the terms and conditions of this Agreement, to be disbursed and/or delivered as follows:
(i) Upon the consummation of the Closing, the Earnest Money shall be applied towards the payment of the Purchase Price and Escrow Agent will disburse the Earnest Money to Seller;
(ii) If the Closing is not consummated due to a breach or default of Purchaser that is not cured in accordance with this Agreement, and Seller terminates this Agreement pursuant to the terms and conditions hereof, Escrow Agent will disburse the Earnest Money to Seller;
(iii) If Seller defaults under the terms of this Agreement and Purchaser terminates this Agreement pursuant to the terms and conditions hereof, Escrow Agent will disburse the Earnest Money to Purchaser;
(iv) If Purchaser terminates this Agreement in accordance with the provisions of any of Sections 2.2(e), 3.7, 7.2 or 7.4, then Escrow Agent will disburse the Earnest Money to Purchaser;

(v) Notwithstanding the foregoing, if either Seller or Purchaser claims that it is entitled to receive all or any portion of the Earnest Money, then that party (the claiming party) shall through its legal counsel notify Escrow Agent in writing and shall simultaneously deliver written notice of its claim to the other party (the non-claiming party). Escrow Agent shall promptly confirm with the non-claiming party that it received a copy of the claiming party’s notice. If Escrow Agent does not receive a written objection from or on behalf of the non-claiming party within five (5) Business Days after receipt of the claiming party’s notice, then Escrow Agent shall deliver to the claiming party all or that portion of the Earnest Money claimed by the claiming party; and
(vi) If Escrow Agent receives conflicting instructions or claims from Seller and Purchaser, Escrow Agent shall continue to hold the Earnest Money until jointly directed by Seller and Purchaser or until otherwise directed by a court of competent jurisdiction.
Section 1.5 Balance of Purchase Price. On or before the Closing, Purchaser shall deposit into the escrow an amount in immediately available funds which, when added to the Earnest Money, shall equal the Purchase Price plus any other sums payable by Purchaser hereunder.
Section 1.6 Escrow Agent.
(a) The parties acknowledge that Escrow Agent is holding the Earnest Money solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either party in carrying out its role as escrow agent hereunder, and that Escrow Agent shall not be liable to either party for any act or omission on its part unless taken in willful disregard of this Agreement or involving its gross negligence. Seller and Purchaser hereby jointly and severally indemnify and hold Escrow Agent harmless from and against any and all claims, liabilities and expenses (including reasonable attorneys’ fees and disbursements and court costs) which Escrow Agent may incur in connection with the performance of its duties hereunder, except with respect to actions or omissions taken by Escrow Agent in willful disregard of this Agreement or involving Escrow Agent’s gross negligence.
(b) Escrow Agent may act or not act in its role as escrow agent hereunder in full reliance upon and with the advice of counsel which it may select and shall be fully exculpated from all liability in so acting or not acting.
(c) Escrow Agent has acknowledged its agreement to act as escrow agent in accordance with this Agreement by signing in the place indicated on the signature page of this Agreement.
(d) Escrow Agent may at any time discharge its duties hereunder by depositing the Earnest Money with a court of competent jurisdiction and notifying Seller and Purchaser.
(e) Seller and Purchaser each agree to deliver to Escrow Agent an IRS Form W9 upon the execution and delivery of this Agreement. The parties acknowledge that until

Escrow Agent receives a completed W9 from each of Seller and Purchaser the Earnest Money will be held in a non-interest bearing account.
ARTICLE II
TITLE, SURVEY AND DUE DILIGENCE
Section 2.1 Condition of Title.
(a) Purchaser has obtained a survey of the Property by a licensed surveyor or registered professional engineer selected by Purchaser (“Survey”) and a commitment for a policy of title insurance with respect to the Property issued by a nationally recognized title insurance company dated or redated as of the date of this Agreement (“Title Commitment”). Copies of the Title Commitment and Survey were provided to Seller prior to the Effective Date.
(b) Seller agrees to satisfy or remove at the Closing, from the proceeds of the Purchase Price it receives at Closing, the lien of any mortgage (including any fixture filings, assignment of leases and rents, or related documents) it created on the Property and to cause any liens (including mechanic’s liens) against Seller which have been filed against the Property and reduced to a liquidated sum to be released and/or discharged of record so that Purchaser’s title company is able to remove such liens as an exception to title in any title insurance which Purchaser may elect to purchase. Subject to the proceeding sentence, all other matters set forth in the Title Commitment and Survey shall be deemed accepted by Purchaser in their “AS IS” condition.
(c) As used in this Agreement, the term “Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day observed as a holiday by the State of California or the federal government.
Section 2.2 Feasibility Contingency. As used herein, the term “Feasibility Period” shall mean the period which commences on the Effective Date and will expire at 2:00 pm Culver City Time (5:00 pm New York City Time), Thursday, December 10, 2009 (the “Feasibility Period Expiration Date”).
(a) During the Feasibility Period, Purchaser may, at its sole cost and expense, perform such studies, tests or inspections of the Property as it deems appropriate in connection with its due diligence review of the Property (the “Feasibility Studies”). If Purchaser shall intend to carry out any inspections which will involve the physical disturbance of any portion of the Property, Purchaser shall give Seller at least one (1) Business Day prior written notice of such intention and the conduct of such inspections shall be subject to Seller’s reasonable regulations (including, without limitation, regulations against disturbing the on-going activities of Seller or other occupants of the Property).
(b) Seller agrees to provide Purchaser with reasonable access to the Property, including, without limitation, any recording studios (except when in use), for the purpose of conducting the Feasibility Studies. Purchaser agrees to conduct all Feasibility Studies during normal business hours on Business Days (unless otherwise agreed to by Seller or unless studio use would be disturbed) with a representative of Seller present (at Seller’s option) and in such a manner so as to not disturb or interfere the ongoing activities and businesses of Seller or other occupants of the Property.
(c) Unless specifically authorized by Seller in writing or otherwise expressly permitted in Section 9.1, Purchaser shall maintain absolute confidentiality of the findings of its Feasibility Studies and shall not disclose the same to any third-party. To the extent not prohibited by any binding obligation on Purchaser with Purchaser’s third-party contractors or consultants, Purchaser shall forward copies of the Feasibility Studies to Seller promptly after request therefor by Seller. If Purchaser terminates this Agreement for any reason other than a default by Seller hereunder, Purchaser agrees that it shall not object (and hereby waives any right that it may have to object) to Seller’s contacting any of Purchaser’s third-party contractors and agents to obtain, at Seller’s sole cost and expense (and without any liability to Purchaser), updated Feasibility Studies certified to Seller or its nominee.
(d) Any portions of the Property which are disturbed or otherwise damaged by Purchaser or Purchaser’s agents, consultants or employees during the conduct of the Feasibility Studies shall be restored by Purchaser, at its sole cost and expense, to their prior existing condition. Purchaser hereby agrees to protect, defend, indemnify and hold Seller, Seller’s members, employees, officers and their respective affiliates (the “Seller Parties”) harmless from and against any and all liabilities, claims, damages, demands, judgments, costs, expenses or losses (including reasonable attorneys’ fees and expenses) incurred directly or indirectly by any of the Seller Parties for property damage claims or personal injury claims as a result of the conduct of the Feasibility Studies (but which shall not include pre-existing conditions or the results discovered by Purchaser during such inspection or Feasibility Study) or any other entry onto the Property by Purchaser, its agents, employees, contractors, subcontractors, invitees, consultants or other representatives (except to the extent that such claims arise from the gross negligence or willful misconduct of Seller, its affiliates, agents, officers or employees, directors or servants) and this obligation shall survive the Closing or the termination of this Agreement. In addition to the foregoing, Purchaser acknowledges and agrees that Seller shall have no liability to Purchaser or Purchaser’s agents, consultants or employees resulting from their entry upon the Property and the conduct of any Feasibility Studies, except to the extent that such claims arise from the gross negligence or willful misconduct of Seller, its affiliates, agents, officers or employees, directors or servants.
(e) Prior to the Feasibility Period Expiration Date, Purchaser shall deliver notice to Seller and Escrow Agent indicating that it has either accepted the Feasibility Studies or has rejected them and has elected to terminate this Agreement, whereupon this Agreement shall terminate without further notice, and all property, documents and amounts held in escrow shall be returned to the party that furnished them, other than the Earnest Money which shall be transferred as set forth herein, and no further time shall be available for performance of the Feasibility Studies. Non-delivery of the notice by Purchaser, or delivery of an acceptance or rejection of the accepted the Feasibility Studies that is conditional, shall be deemed a notice that Purchaser has elected to terminate this Agreement. Upon such termination, Purchaser shall be entitled to the return of the Earnest Money less one-half (1/2) the cost of all escrow and title cancellation charges and, upon the return of said sum, this Agreement shall terminate and be of no further force and effect and Seller and Purchaser shall be discharged of all liability, each to the other hereunder, except those liabilities which explicitly survive the Closing or sooner termination of this Agreement. If this Agreement does not so terminate, the Feasibility Period shall be deemed to have conclusively expired, and Purchaser shall be deemed to have conclusively waived its right to terminate this Agreement in accordance with this Section 2.2(e). From and after the Feasibility Period Expiration Date, the Earnest Money shall be non-refundable to Purchaser except as expressly provided in Sections 3.7, 6.2, 7.2 and 7.4.
(f) Prior to the exercise of its right of entry on the Property to conduct Feasibility Studies pursuant to this Section 2.2, if requested by Seller, Purchaser shall furnish to Seller evidence of liability insurance for each of Purchaser and any agent, representative or contractor of Purchaser entering the Property in amounts reasonably acceptable to Seller, but in no event less than $2,000,000.00 per occurrence and a deductible not to exceed $25,000. All insurers shall be authorized to do business in California, rated A:IX or higher in the AM Best’s Insurance Guide (or equivalent) and all required policies must name Seller as additional insureds and provide that thirty (30) days prior written notice of suspension, cancellation, termination, modification, non-renewal or lapse or material change in coverage shall be delivered to Seller.
(g) Under the terms of the Lease (as hereinafter defined), Seller is obligated to make certain repairs, improvements and replacements to the Property (collectively, the “Tenant’s Repairs”) set forth on Schedule 2.2(g) on or before the applicable dates set forth therein. The total cost (as such amount may be amended as set forth herein, the “Deferred Maintenance Funds”) of the Tenant Repairs is currently estimated not to exceed Nine Hundred One Thousand Dollars ($901,000). Prior to the Feasibility Period Expiration Date, Seller and Purchaser shall use commercially reasonable efforts to work with architects and contractors to obtain revised estimates (the “Repair Estimates”) from such architects and contractors for the performance of the Tenant’s Repairs which are reasonably satisfactory to each of Seller and Purchaser. If, prior to the expiration of the Feasibility Period, the parties hereto do not agree on any updates to Schedule 2.2(g) and if this Agreement has not been otherwise terminated, Schedule 2.2(g) (and the related provisions of the Lease) set forth herein as of the Effective Date shall not be deemed amended. Purchaser shall hold back from the Purchase Price the sum of Six Hundred Seventy-Three Thousand Dollars ($673,000), to be applied to the Deferred Maintenance Funds as required by the Lease. The Tenant Repairs shall be performed when and as required pursuant to the Lease. If the Repair Estimates are not reasonably satisfactory to each of Purchaser and Seller prior to the Feasibility Period Expiration Date, either party shall have the right to terminate this Agreement by delivery of a notice of termination of this Agreement to such other party on or before the Feasibility Period Expiration Date, and upon delivery of such notice, all property, documents and amounts held in escrow shall be returned to the party that furnished them. The failure to deliver such termination notice by either party shall be deemed to be that such party has elected to not terminate this Agreement. Notwithstanding the foregoing, but subject to Section 5.4(d), by agreeing to the amount of the Repair Estimates, neither Purchaser nor Seller shall be deemed to have represented, warranted or covenanted that the cost to complete the Tenant’s Repairs shall not exceed the amount of Repair Estimates, and Seller shall be obligated to perform the Tenant’s Repairs in accordance with the terms of the Lease even if the cost to complete the Tenant’s Repairs exceeds the Repair Estimates.
(h) Notwithstanding anything to the contrary contained herein, as of the Effective Date, Purchaser approves of all due diligence matters with respect to the Property, including, without limitation, the Feasibility Studies undertaken by Purchaser, other than (i) the scope of the Tenant’s Repairs, as set forth in Section 2.2(g), and (ii) the information set forth in the reports listed on Schedule 2.2(h) attached hereto (collectively, the “Outstanding Due Diligence Items”). Purchaser agrees to limit its remaining Feasibility Studies to determining whether to approve or disapprove the Outstanding Due Diligence Items. Prior to the Feasibility Period Expiration Date, Purchaser and Seller agree to obtain a commitment from one or more insurance companies to issue the Lease Environmental Policy upon the Closing. The provisions of Section 2.2(e) shall apply to Purchaser’s acceptance or rejection (or its deemed rejection) of the Outstanding Due Diligence Items and the termination of this Agreement. If the aggregate premiums for the Lease Environmental Policy and the insurance policy with respect to the storage tank located on the Property approved by Purchaser exceeds Seventy Thousand Dollars ($70,000) or (ii) no commitment for such Lease Environmental Policy has been obtained on or prior to the Feasibility Period Expiration Date, Seller shall have the right to terminate this Agreement by delivery of a notice of termination of this Agreement to Purchaser on or before the Feasibility Period Expiration Date, unless, in the case of clause (i) only, Purchaser agrees in writing before the Feasibility Period Expiration Date to pay the excess of the amounts set forth above for the Lease Environmental Policy. Upon delivery of such notice, all property, documents and amounts held in escrow shall be returned to the party that furnished them. The failure of Seller to deliver such notice shall be deemed to be an election by Seller to not terminate this Agreement.
ARTICLE III
CLOSING
Section 3.1 Closing of Title. Subject to the satisfaction (or waiver by Purchaser or Seller as provided therein) of the conditions precedent in Sections 3.7 and 3.8 hereof, the consummation of the transactions contemplated hereby (the “Closing”) shall be held via mail in escrow or in person at a location in Los Angeles to be mutually designated by Seller and Purchaser at 12:30 pm Culver City time on or Thursday, December 17, 2009 (the “Closing Date”). If any of the conditions set forth in Sections 3.7 or 3.8 hereof have not satisfied satisfaction (or waiver by Purchaser or Seller as provided therein) by the Closing Date, then either party may in writing, immediately subsequent to such date, demand and receive from Escrow Agent return of all amounts (other than the Earnest Money which shall be transferred as set forth herein), documents and property, whereupon this Agreement shall terminate and be of no further force and effect and Seller and Purchaser shall be discharged of all liability, each to the other hereunder, except those liabilities which are stated explicitly to survive the termination of this Agreement.
Section 3.2 Seller’s Obligations at Closing. At Closing, Seller shall deliver to Purchaser:
(a) a grant deed in the form attached hereto as Exhibit 3.2(a) (the “Deed”), duly executed and acknowledged, conveying the Property to Purchaser, subject only to (1) matters created with the consent of Purchaser, (2) non-delinquent liens for real estate taxes and assessments, and (3) subject to the removal of the items set forth in Section 2.1, exceptions disclosed in the Title Commitment;

(b) the office building lease for the Property in the form attached hereto as Exhibit 3.2(b), duly executed by Seller, as the lessee therein (the “Lease”), including any amendment the parties may have agreed to under the provisions of Section 2.2(g); provided, however, nothing herein shall imply any obligation on either party to agree to amend the form of Lease, and provided further that if the parties cannot agree on any changes to the attached Lease on or prior to the expiration of the Feasibility Period, there shall be no changes to the form attached to this Agreement;
(c) an omnibus bill of sale, assignment and assumption agreement in the form attached hereto as Exhibit 3.2(c), duly executed by Seller, effecting the assignment of all of Seller’s right, title and interest in and to the Parking Rights Agreement, the conveyance of all tangible personal property of Seller (other than the Excluded Property) located on the Land and/or the Improvements and used in connection with the use, enjoyment or operation thereof, all assignable warranties and guaranties, assignable permits, licenses, approvals and authorizations issued by any governmental authority with respect to the Property (unless used by Seller in connection with its occupancy under the Lease) and all surveys and plans and specifications relating to the Property (the “Omnibus Assignment”);
(d) the memorandum of lease for the Property in the form attached hereto as Exhibit 3.2(d), duly executed by Seller (the “Memo of Lease”);
(e) the Letter of Credit (as defined in the Lease) and evidence of such insurance as required pursuant to the Lease and in the form previously approved by the parties;
(f) originals or copies of all permits, approvals, warranties and licenses and as-built plans and specifications (to the extent in existence and in the possession or control of Seller) relating to the ownership, use, development or operation of the Property;
(g) Intentionally Omitted;
(h) evidence of the existence, good standing, organization and authority of Seller and the authority of the person(s) executing documents on behalf of Seller reasonably satisfactory to Purchaser’s title insurer;
(i) a certification, in the form attached hereto as Exhibit 3.2(i), that Seller’s sole member is not a “foreign person” for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;
(j) a duly executed California Real Estate Withholding Certificate in compliance with California law (Form 593-C), certifying, if applicable, that Seller is not subject to tax withholding under California law in connection with the transaction contemplated under this Agreement;
(k) a certificate from Seller which confirms that Seller’s representations and warranties set forth in Section 5.1 herein are true and correct as of the Closing Date, except as otherwise provided in such certificate (“Seller’s Closing Certificate”);

(l) an estoppel certificate substantially in the form of Schedule 3.2(l) attached hereto, executed by Seller and SY Culver City Portfolio, L.P., as successor-in-interest to GTG Entertainment, with respect to the Parking Rights Agreement (the “Parking Rights Estoppel”);
(m) a subordination, non-disturbance and attornment agreement, in the form of Exhibit 3.4(e), duly executed by Seller, as tenant under the Lease, and Seller’s mortgagee(s), as mortgagee with respect to Seller’s interest in, under and to the Lease, with such changes thereto which may be requested during the Feasibility Period by Seller’s mortgagee(s), Purchaser’s mortagee(s) or any holder of any ground lease that may be granted by Purchaser at Closing and which are approved by Seller and Purchaser, which approvals shall not be unreasonably withheld, conditioned or delayed so long as the changes are reasonably consistent with industry custom for mortgagees or holders of ground leases, as applicable (the “SNDA”);
(n) keys to all locks located in or about any portion of the Property (excluding any recording studios) and all personal property described in the Omnnibus Agreement to the extent in Seller’s possession or control;.
(o) an owner’s affidavit sufficient to support the issuance of an ALTA Owner’s Policy of Title Insurance (Form B, rev. 10/17/70); and
(p) such other and further documents as may be reasonably required by Purchaser or its title insurer to effectuate the Closing that do not increase the liability of Seller under this Agreement.
Section 3.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall deliver to Seller:
(a) the Purchase Price described in Sections 1.2 and 1.3 above, as it may be increased or decreased by apportionments, prorations, credits and adjustments provided herein;
(b) duly executed counterparts of the Lease, the Memo of Lease, the Omnibus Assignment (pursuant to which Purchaser shall assume the rights, obligations and agreements therein assigned), the Parking Rights Estoppel and the Closing Statement;
(c) evidence to be delivered to Seller and the Title Company of the existence, organization and authority of Purchaser and the authority of the person(s) executing documents on behalf of Purchaser;
(d) a certificate from Purchaser which confirms that Purchaser’s representations and warranties set forth in Sections 5.4 herein are true and correct as of the Closing Date, except as provided in such certificate (“Purchaser’s Closing Certificate”);
(e) the SNDA, duly executed by Purchaser and Purchaser’s mortgagee and any holder of any ground lease that may be granted by Purchaser at Closing; and

(f) such other and further documents as may be reasonably required by Seller, Escrow Agent and purchaser’s title company to effectuate the Closing.
Section 3.4 Escrow Agent’s Obligations at Closing. At Closing, Escrow Agent shall deliver the Earnest Money to Seller in accordance with the provisions of Section 1.4(b)(i) and the balance of the Purchase Price, as set forth in Section 1.5.
Section 3.5 Credits and Prorations.
(a) All items of income and expense relative to the Property, such as rent, utilities, real estate taxes and assessments levied against the Property, sewer charges, water rents, assessments and other charges payable or collectible under the Parking Rights Agreement and all other items typically adjusted upon the sale of commercial real estate in Los Angeles County, California, shall be apportioned with respect to the Property as of 12:01 a.m. on the Closing Date, on the basis of a 365 day year, based on a proration statement jointly prepared by Purchaser and Seller in accordance with this Section 3.5 and delivered to Escrow Agent prior to Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs; provided, however, that with respect to real estate taxes (i) if there are any tax appeals pending as of the date of the Closing, all amounts credited to the Property or otherwise received as a result thereof, together with interest thereon, shall be payable to Seller, except as to the year in which the Closing shall occur, any amounts credited to the Property or otherwise received as a result thereof shall be apportioned between Seller and Purchaser as of the Closing Date on a pro-rata basis after the deduction of all costs of recovery (including reasonable attorney’s fees and costs) and Seller’s portion thereof (together with all costs of recovery, including reasonable attorney’s fees and costs) shall be payable to Seller, and (ii) all assessments for public improvements which have been physically completed as of the date of Closing are to be paid by Seller in full at Closing from the proceeds of the Purchase Price. If such prorations result in a net credit to Seller, Purchaser shall deposit the amount of such credit with Escrow Agent together with the balance of the Purchase Price pursuant to Section 1.5; provided, however, (1) if Seller is obligated to pay for such amounts pursuant to the Lease, Purchaser shall have no obligation to pay for such amounts, and no adjustment shall be made at Closing, and such sums shall be paid exclusively by Seller as tenant pursuant to the Lease, or (2) if Purchaser is obligated to pay such amount under the Lease, Purchaser shall retain such amount and apply it towards the payment of property operating expenses pursuant to the terms of the Lease (for example, if Seller receives a credit for prepaid Utilities, Purchaser would retain such amount and apply the credit towards Seller’s monthly utility obligations as tenant under the Lease). If the computation of the apportionments and adjustments described in this Section 3.5 shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the Purchase Price as provided for in Section 1.5.
(b) Seller shall be entitled to continue or decline, at its option, to prosecute any tax appeals which may be pending as of the Closing Date, however, Seller shall take no further action after the date of this Agreement and prior to Closing to appeal, forego appeal, settle or compromise taxes for the tax year in which the Closing shall occur without the prior written approval of Purchaser; nothing contained herein shall limit Seller’s rights or obligations as tenant under the Lease.

(c) If the Closing shall occur before a new real estate tax rate is fixed, the apportionment of taxes shall be upon the basis of the old tax rate for the preceding tax year applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed by Seller and Purchaser and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments shall be promptly corrected.
(d) Seller and Purchaser agree to cooperate with one another in good faith following the Closing to correct any errors in credits or prorations in connection with the Closing and to “true-up” any prorations which were estimated as of the Closing within one hundred twenty (120) days of Closing. In connection with the foregoing, Seller and Purchaser agree to promptly pay to the party entitled thereto any refund, credit or other payment necessary to correct such errors or effect such “true-up”.
(e) Seller shall pay for the cost of issuance of the Parking Rights Estoppel.
(f) The terms and provisions of this Section 3.5 shall survive the Closing.
Section 3.6 Closing Costs.
(a) Seller shall pay (i) the fees of any counsel representing Seller in connection with this Agreement and the transactions contemplated hereby, (ii) all recording charges for the removal of any mortgages, liens, exceptions or encumbrances in accordance with Section 2.1, (iii) all fees, costs and expenses, if any, of any title examinations, the Title Commitment and any updated thereto prepared by the Title Company and the premium for a CLTA standard coverage owner’s title policy for the Property, (iv) all documentary stamp taxes or city or county conveyance or transfer taxes imposed by the State of California, County of Los Angeles or City of Culver City in connection with the transactions consummated at the Closing and (v) one-half (1/2) of escrow fees and expenses.
(b) Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this Agreement and the transactions contemplated hereby, (ii) the cost of all premiums and endorsements for Purchaser’s title policy which are in excess of the amounts for which Seller is responsible for pursuant to Section 3.6(a) above, (iii) the fees and costs, if any, related to any surveys, inspections and other reports commissioned by Purchaser in connection with the Feasibility Studies and the transactions contemplated by this Agreement, (iv) all recording fees and charges (except to the extent payable by Seller as provided in Section 3.6(a)(ii)), and (v) one-half (1/2) of all escrow fees and expenses.
(c) All other costs and expenses incident to the transactions contemplated hereby and the Closing shall be paid by the party incurring same.
Section 3.7 Conditions Precedent to Obligation of Purchaser to Consummate the Closing. The obligation of Purchaser to consummate the Closing shall be subject to the fulfillment or satisfaction of the following on or prior to the Closing Date:

(a) Seller shall have delivered all documents required pursuant to Section 3.2, including the Parking Rights Estoppel;
(b) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller;
(c) all representations and warranties of Seller set forth in Section 5.1 shall be true and correct in all material respects as of the Closing Date;
(d) Seller shall deliver Seller’s Closing Certificate, dated as of the Closing Date, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date (with any specific modifications of those representations and warranties to reflect changes in factual circumstances occurring from and after the Effective Date, or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for any Out-of-Pocket Expenses, or be deemed to be in default hereunder by reason of, any breach of a representation or warranty which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) either (A) was actually known to Purchaser before expiration of the Feasibility Period (in which event Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all such knowledge) or (B) is permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that in the case of clause (B), the occurrence of a change which is not permitted hereunder, if materially adverse to the operation and use of the Property, shall constitute the non-fulfillment of the relevant condition(s) set forth in this Section 3.7(d) entitling Purchaser to cancel the subject transaction based upon the failure of an express condition precedent and receive a return of the Earnest Money and Purchaser’s Out-of-Pocket Expenses. References to “actually known to Purchaser” shall refer only to the actual knowledge of Michael Hackman, Jonathan Epstein, Theresa Jones, Fong Ly and Jason Gruenbaum, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Purchaser or any other agent, manager, representative or employee of Purchaser or any affiliate thereof or to impose upon Purchaser any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. If, despite changes or other matters described in such certificate, Purchaser elects to close Escrow, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in Seller’s Closing Certificate;
(e) On or prior to Closing, Seller shall have paid the premium for issuance of the Lease Environmental Policy in the form approved by Purchaser under the terms and conditions of Section 2.2(h), and the applicable insurance companies are committed to issue such Lease Environmental Policy upon the Closing; and
(f) Title Company shall be irrevocably and unconditionally committed to issue the Title Commitment.
Section 3.8 Conditions Precedent to Obligation of Seller to Consummate the Closing. The obligation of Seller to consummate the Closing shall be subject to the fulfillment or satisfaction of the following on or prior to the Closing Date:

(a) Purchaser shall have delivered all documents required pursuant to Section 3.3;
(b) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser; and
(c) all representations and warranties of Purchaser set forth in Section 5.4 shall be true and correct in all material respects as of the Closing Date.
ARTICLE IV
ADDITIONAL COVENANTS AND AGREEMENTS
Section 4.1 Parking Rights Agreement. Pursuant to Section 15.2 of the Parking Rights Agreement, Purchaser shall agree at Closing to be bound by all terms and conditions of the Parking Rights Agreement binding on Seller.
Section 4.2 Exclusivity. Seller covenants and agrees that as long as Purchaser timely pays the Earnest Money, this Agreement has not terminated during the Feasibility Period or has not terminated pursuant to Section 3.1, and Purchaser is otherwise not in default of any of its obligations hereunder, and for as long as this Agreement shall remain in full force and effect, Seller shall not (i) enter into another contract to sell the Property, (ii) engage another broker (i.e., aside from Broker (as defined in Section 7.6)), to list the Property for sale, (iii) directly or indirectly market the property to any other parties and shall cease and not initiate or entertain any discussions, negotiations or other efforts with any other parties concerning any type of sale or disposition of the Property; (iv) execute and deliver a letter of intent to sell the Property to any other party, and (v) record a mortgage secured by the Property which will not be discharged of record in connection with the Closing or before.
Section 4.3 Continued Operation of the Property. Between the date hereof and the Closing Date, Seller shall continue to operate and maintain the Property and enforce its service contracts in a manner consistent with the manner in which Seller has heretofore operated and maintained the Property, reasonable wear and tear and casualty excepted. From and after the date of this Agreement, Seller may enter into renewals, amendments, modifications or cancellations of existing Service Contracts (each, a “Contract Change”) or new Service Contracts (each, a “New Contract”) in the ordinary course of business consistent with past practices at the Property without Purchaser’s written approval. Seller shall promptly provide Purchaser with a copy of any Contract Change or New Contract. Each New Contract will contain a right to terminate such New Contract upon thirty (30) days written notice to the other party, without penalty. Seller shall not enter into a Contract Change or New Contract that is not terminable upon thirty (30) days written notice to the other party without Purchaser’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Seller shall not enter into any lease for any portion of the Property without the prior written consent of Purchaser.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section 5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:
(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware and is qualified to do business in California. Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transaction contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. Assuming the due authorization, execution and delivery of this Agreement by and on behalf of Purchaser, this Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors and principles of equity. Neither the execution and delivery hereof, nor the taking of any of the actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation under the organizational documents of Seller or under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement to which Seller is a party, or by which Seller is otherwise bound.
(b) Pending Actions. There are no actions, suits, arbitrations, unsatisfied orders or judgments, governmental investigations or other proceedings pending against Seller or the Property or the transactions contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transactions contemplated by this Agreement.
(c) Violation of Law. Except as set forth on Schedule 5.1(c), to Seller’s knowledge, (i) the Property (including all Improvements thereon) is in compliance, and all Improvements have been constructed in accordance with, all applicable statutes, rules, regulations and ordinances (including applicable zoning, building and seismic codes and the Americans with Disabilities Act), and (ii) Seller has not received a written notice from any federal, state, county or municipal authority that alleges that the Property is not in compliance with any applicable statute, rule, regulation or ordinance (including applicable zoning, building and seismic codes and the Americans with Disabilities Act) which non-compliance has not been cured.
(d) Bankruptcy. Seller has not filed any voluntary petition in bankruptcy, has not been the subject of an involuntary proceeding in bankruptcy which has not been vacated or stayed within thirty (30) days of the filing of such proceeding, and has not filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy or insolvency laws, or other relief for debtors, and has not sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its assets or its interest in any property. No court of competent jurisdiction has entered an order, judgment, or decree approving a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no liquidator of Seller or of all or any substantial part of its assets or its interest in any property has been appointed.
(e) Condemnation. No condemnation or eminent domain proceeding is currently pending regarding the Property (or any portion thereof) and to Seller’s knowledge no such proceeding is contemplated.
(f) Leases. Except for the Lease, the Permitted Exceptions and the Parking Rights Agreement, no leases, licenses or other occupancy agreements are in effect with respect to the Property, or any portion thereof, which shall survive the Closing.
(g) Section 1445. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended, and the regulations promulgated thereunder.
(h) Parking Rights Agreement. The Parking Rights Agreement is in full force and effect and has not been modified or amended except as may appear of record. Seller has not received any written notice advising that it is in default under the Parking Rights Agreement and to Seller’s knowledge, no facts or circumstances exist that, with notice and the passage of time, could constitute a default by Seller under the Parking Rights Agreement.
(i) Property Condition. Except as set forth on Schedule 5.1(c), Seller has not failed to obtain any material governmental permit necessary for the construction or occupancy of the Improvements in the manner in which they are presently being occupied.
(j) Service Contracts. The only Service Contracts in effect for the Property are set forth in a list of Service Contracts attached hereto as Schedule 5.1(j) and made a part hereof.
(k) Taxes. Seller has not received any written notice of any re-assessments for general real estate tax purposes, or special assessments.
(l) No Toxic Wastes. Except as set forth on Schedule 5.1(l), the Property has not been used during the period of Seller’s ownership of the Property for the storage or disposal of any Hazardous Substance in violation of Environmental Laws, and, to Seller’s actual knowledge, there are not present on or about the Property any Hazardous Substances in quantities in violation of Environmental Laws. Seller has not received any written notice from any governmental authority concerning the removal of any Hazardous Substance from the Property, or concerning any restrictions on the use or development of the Property on account of the presence of any Hazardous Substance on the Property.
“Hazardous Substance” means (i) any chemical, compound, material, mixture or substance that is now defined or listed in, or otherwise classified pursuant to, any Environmental Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or “EP toxicity” and (ii) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources.
“Environmental Laws” means any and all present federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), permits, and other requirements of governmental authorities relating to the environment or to any Hazardous Substance (including, without limitation, (i) the Toxic Substances Control Act, 15 U.S.C., Section 2601 et seq., (ii) the Clean Water Act, 33 U.S.C., Section 1251 et seq., (iii) the Resource and Conservation and Recovery Act, 42 U.S.C., Section 6901 et seq., (iv) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Section 9601 et seq., and (v) the Hazardous Materials Transportation Act, 49 U.S.C., Section 1801 et seq.
(m) Material Information. To Seller’s knowledge, all documents, architectural and engineering plans and specifications, Service Contracts and other contracts, agreements, reports and other items and materials related to the Property which have been or will be delivered to Purchaser constitute all of the documents in Seller’s possession or control which Seller reasonably believes are material to the ownership and operation of the Property during Seller’s period of ownership of the Property in accordance with the current use of the Property. Upon Seller’s consent, not to be unreasonably withheld or delayed, Seller agrees that Purchaser may update any third-party reports delivered to Purchaser and shall consent to such third-parties certifying the reports to Purchaser.
Section 5.2 Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge of Joseph Wachs, who is knowledgeable about the Property, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Seller or to any other agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon Seller any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Seller represents and warrants that the “knowledge” individual listed above is the individual under the control of Seller who most possesses substantial and material knowledge of the Property and its operations as compared to any other individuals under the control of the Seller. Notwithstanding the first sentence of this Section 5.3, the reference to the “knowledge” of Seller in Section 5.1(c)(ii) shall also mean David Hillman and Melissa Garza.
Section 5.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in this Agreement and the documents to be delivered by Seller at the Closing shall survive the Closing for a period of twelve (12) months and no action or claim based on a breach of any of such representations and warranties shall be commenced after the expiration of such period. Further, to the extent any such breach was either disclosed to Purchaser in writing prior to the Closing or was otherwise known by Purchaser to have existed as of the Closing Date and Purchaser nevertheless decides to proceed with the Closing, then such breach shall be deemed to have been waived, it being agreed that Purchaser shall not be entitled to accept the Deed at Closing and maintain an action thereafter for a breach of a representation or warranty of Seller which was known by Purchaser at the time of Closing. In addition, during the period of the survivability of Seller’s representations and warranties provided above, Seller’s liability for a breach of its representations and warranties shall be limited to the actual, out-of-pocket damages (but not any consequential, special or other damages) suffered by Purchaser as a result of the fact that a breach of any of Seller’s representations or warranties provided in Section 5.1 existed as of the Closing and such breach was not disclosed in writing to Purchaser prior to the Closing and was otherwise unknown to Purchaser as of the Closing Date; provided, however, that Seller’s liability for Purchaser’s actual, out-of-pocket damages shall be limited to $250,000.00 in the aggregate and Purchaser shall not be entitled to make a claim for a breach of Seller’s representations and warranties if the alleged actual, out-of-pocket damages are less than $25,000.00 (but if the alleged damages are greater than $25,000.00, Purchaser may make a claim for the entire amount of its actual, out-of-pocket damages, up to a maximum of $250,000.00). Notwithstanding anything to the contrary contained herein, the foregoing limitations shall not apply to the fraud or intentional misrepresentation of Seller, and nothing in this Section 5.3 shall limit Seller’s obligations and liabilities as tenant under the Lease.
Section 5.4 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller:
(a) Organization and Authority. Purchaser has been duly organized and is validly existing and in good standing as a limited liability company organized under the laws of Delaware. Purchaser has the full right and authority to enter into this Agreement and to acquire the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Assuming the due authorization, execution and delivery of this Agreement by and on behalf of Seller, this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors and principles of equity. Neither the execution and delivery hereof, nor the taking of any of the actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation under the organizational documents of Purchaser or under any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement to which Purchaser is a party, or by which Purchaser is otherwise bound.
(b) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation by Purchaser of the transaction contemplated by this Agreement.
(c) Bankruptcy and Insolvency. Purchaser is solvent, has the financial capacity to fulfill its obligations hereunder, has not filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, has not been the subject of an involuntary proceeding in bankruptcy which has not been vacated or stayed within thirty (30) days of the filing of such proceeding, and has not filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy or insolvency laws, or other relief for debtors, and has not sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its assets or its interest in any property. No court of competent jurisdiction has entered an order, judgment, or decree approving a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no liquidator of Purchaser or of all or any substantial part of its assets or its interest in any property has been appointed. Purchaser has not admitted in writing or otherwise alleged to any person or entity that it is insolvent or is suspending or under the pending suspension of its operations.
(d) Repair Estimates. The Repair Estimates were delivered by an architect whom Purchaser has engaged on prior occasions for similar work. Purchaser had instructed the architect to deliver Repair Estimates that included in all material respects all elements of the work (hard and soft costs).
Section 5.5 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall not survive the Closing.
ARTICLE VI
DEFAULT AND REMEDIES
Section 6.1 Seller’s Remedies for Purchaser’s Default at or prior to Closing. If the Closing is not consummated on or prior to the Closing Date due to a breach or default of Purchaser that is not cured in accordance with this Agreement prior to the Closing Date, and Seller terminates this Agreement pursuant to the terms and conditions hereof, Seller shall be entitled, AS ITS SOLE AND EXCLUSIVE REMEDY TO TERMINATE THIS AGREEMENT UPON WRITTEN NOTICE TO PURCHASER AND ESCROW AGENT, WHICH SHALL RELEASE SELLER FROM ANY OBLIGATION TO SELL THE PROPERTY TO PURCHASER, AND RECEIVE AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES FOR THE DEFAULT BY PURCHASER UNDER THIS AGREEMENT; IT BEING EXPRESSLY AGREED BETWEEN THE PARTIES HERETO THAT THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF SUCH BREACH WOULD BE DIFFICULT AND IMPRACTICAL, IF NOT IMPOSSIBLE, TO ASCERTAIN AND THE AMOUNT OF THE EARNEST MONEY (INCLUDING ALL INTEREST THEREON) IS A FAIR AND REASONABLE ESTIMATE THEREOF AS OF THE DATE OF THIS AGREEMENT. THE PAYMENT AND RETENTION OF THE EARNEST MONEY AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO

CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. IT IS UNDERSTOOD AND AGREED THAT THIS LIQUIDATED DAMAGES PROVISION APPLIES ONLY TO PURCHASER’S DEFAULT IN ITS OBLIGATION TO PURCHASE THE PROPERTY ON THE CLOSING DATE AND SHALL NOT BE CONSTRUED TO RESTRICT IN ANY WAY THE REMEDIES AVAILABLE TO SELLER UPON PURCHASER’S BREACH OF ITS OBLIGATIONS HEREUNDER TO INDEMNIFY AND HOLD SELLER HARMLESS AND OTHER PROVISIONS OF THIS AGREEMENT WHICH DO NOT PERTAIN TO THE CLOSING (E.G., CONFIDENTIALITY) OR A BREACH OF PURCHASER’S POST CLOSING OBLIGATIONS. FURTHER THIS LIQUIDATED DAMAGES PROVISION SHALL NOT BE EFFECTIVE OR OPERATE TO RESTRICT SELLER’S REMEDIES UNLESS PURCHASER HAS DEPOSITED THE EARNEST MONEY AS AND WHEN REQUIRED BY SECTION 1.4. Upon such termination and receipt of the Earnest Money, this Agreement shall be terminated and neither party shall have any further liability to the other except to the extent of any obligations which expressly survive a termination.

Seller’s Initials	Purchaser’s Initials
Section 6.2 Purchaser’s Remedies for Seller’s Default. If Seller fails to perform its obligations under this Agreement for any reason except the failure of an express condition precedent to Seller’s obligation to consummate the Closing as set forth in Section 3.8 (and thereafter fails to remedy such default by the later of five (5) Business Days after written notice of such default by Purchaser or the Closing Date, as the same may be adjourned as provided herein), Purchaser shall be entitled, as its sole and exclusive remedy in such event (except as expressly provided below) to either (i) terminate this Agreement upon written notice to Seller and Escrow Agent and receive the Earnest Money and to collect Purchaser’s actual, documented, out-of-pocket expenses (“Out-of-Pocket Expenses”) incurred in connection with the negotiation and preparation of this Agreement (including attorneys’ fees) and the performance of the Feasibility Studies (not to exceed $125,000.00) which obligation shall survive termination of this Agreement, or (ii) maintain an action seeking specific performance of Purchaser’s obligations to transfer the Property to Purchaser for the Purchase Price as provided herein, it being expressly agreed between Purchaser and Seller that monetary damages or any other remedy at law or in equity shall not be available to Purchaser (except to the extent expressly provided below). Upon such termination and receipt of the Earnest Money, this Agreement shall be terminated and neither party shall have any further liability to the other except to the extent of any obligations which expressly survive a termination. Notwithstanding anything to the contrary provided herein, the foregoing shall not be construed to restrict in any way the remedies available to Purchaser upon Seller’s breach of its obligations hereunder to indemnify and hold Purchaser harmless or upon a post-Closing breach by Seller of any of its obligations hereunder which survives the Closing.
Section 6.3 Attorney’s Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from this Agreement, the non-

prevailing party shall pay the prevailing party all reasonable fees and expenses incurred in connection with the prosecution of such claim, or the defense thereof, as applicable. In the event the parties agree to resolve any dispute hereunder prior to an adjudication by a court of competent jurisdiction, each party shall be responsible for its respective attorneys’ fees and expenses.
ARTICLE VII
RISK OF LOSS AND BROKERS
Section 7.1 Minor Taking. In the event of a taking of a portion of the Land and/or the Improvements by the power of eminent domain which is not “Major” (as defined in Section 7.3), this Agreement shall remain in full force and effect, Purchaser shall pay Seller the Purchase Price at the Closing and Seller shall pay over and assign to Purchaser at Closing all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any condemnation awards relating to the Property.
Section 7.2 Major Taking. In the event of a “Major” taking of the Land and/or the Improvements by the power of eminent domain, Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, in which event the Earnest Money shall be returned to Purchaser, and Purchaser and Seller shall each pay one-half (1/2) of all escrow and title cancellation charges. If Purchaser does not elect to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of such Major taking, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall pay over and assign to Purchaser at Closing all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any condemnation awards relating to the Land and/or the Improvements and Purchaser shall pay Seller the Purchase Price at the Closing without abatement or reduction.
Section 7.3 Definition of “Major” Taking. For purposes of Sections 7.1 and 7.2 hereinabove, a “Major” taking shall mean (i) a taking of at least five percent (5%) of the area of the Land or (ii) a taking that (a) materially and adversely affects access to the Land and/or the Improvements or materially reduces available parking areas or (b) substantially restricts access to each parcel of Land or the parcel subject to the Parking Rights Agreement as currently accessed and, in the case of either clause (a) or (b), as a result Purchaser would be prevented from using the Land and Improvements in any manner substantially similar to which the Land and Improvements are used and operated on the Effective Date.
Section 7.4 Casualty. If prior to the Closing Date the Improvements are damaged by fire or other casualty, Seller shall reasonably estimate the cost to repair the damage and the time required to complete repairs and will provide Purchaser written notice of Seller‘s reasonable estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty. If the damage does not constitute “Material Damage” (as defined below) to the Improvements, Seller shall repair the damage. In the event of any Material Damage to or destruction of the Improvements prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller and Escrow Agent on or before the expiration of ten (10) days after the date Seller delivers the Casualty Notice to Purchaser. Upon any such termination, the Earnest Money shall promptly be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement Purchaser and Seller shall each pay one-half (1/2) of all escrow and title cancellation charges. For purposes of this Agreement, “Material Damage” means damage which will (i) cost more than Seller’s available insurance proceeds (plus deductible) to repair, or (ii) cost more than Five Hundred Thousand Dollars ($500,000.00) to repair. If Purchaser does not elect to terminate this Agreement within the said ten (10) day period, Purchaser shall holdback from the Purchase Price the amount required to complete the repairs as set forth in the Casualty Notice. Purchaser shall release such funds to Seller upon Purchaser’s receipt of (A) insurance proceeds in connection with such casualty in an amount sufficient to complete the repairs set forth in the Casualty Notice or (B) evidence satisfactory to Purchaser of payment of such repairs, whichever first occurs.
Section 7.5 Post Closing Risk of Loss. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.
Section 7.6 Brokerage Commissions. Seller represents to Purchaser that Seller has dealt with no other broker in connection with the transactions contemplated by this Agreement besides CBRE (“Broker”). Purchaser represents to Seller that Purchaser has dealt with no other broker in connection with the transactions contemplated by this Agreement besides Broker. Pursuant to separate agreements between Seller and Broker, Seller shall be responsible for paying the fees and brokerage commissions payable to Broker in the event of the consummation of the transactions contemplated by this Agreement. Seller agrees that it will indemnify and hold Purchaser free and harmless from and against any and all loss, liability, cost, damage and expense incurred by Purchaser as a result of and in the event that its representation to Purchaser in this Section 7.6 shall prove to be untrue, incorrect or materially misleading. Purchaser agrees that it will indemnify and hold Seller free and harmless from and against any and all loss, liability, cost, damage and expense incurred by Seller as a result of and in the event that its representation to Seller in this Section 7.6 shall prove to be untrue, incorrect or materially misleading. Seller and Purchaser agree that the provisions of this Section 7.6 shall survive the Closing.
ARTICLE VIII
DISCLAIMERS AND RELEASES
Section 8.1 “AS IS” “WHERE IS” SALE; DISCLAIMERS; RELEASES. (a) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN SELLER’S CLOSING CERTIFICATE OR ANY OTHER DOCUMENTS DELIVERED BY SELLER IN CONJUNCTION WITH THE CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO THE PHYSICAL OR OTHER CONDITION OF THE PROPERTY, HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITIONS, SEISMIC CONDITIONS,

UTILITIES, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS”, “WHERE IS”, WITH “ALL FAULTS”. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN SELLER’S CLOSING CERTIFICATE OR ANY OTHER DOCUMENTS DELIVERED BY SELLER IN CONJUNCTION WITH THE CLOSING, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY INFORMATION DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER OR ITS AGENTS OR EMPLOYEES, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL, ENVIRONMENTAL AND SEISMIC CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN SELLER’S CLOSING CERTIFICATE OR ANY OTHER DOCUMENTS DELIVERED BY SELLER IN CONJUNCTION WITH THE CLOSING , UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL, ENVIRONMENTAL, SEISMIC OR LEGAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND UPON CLOSING, PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MAY HAVE OTHERWISE BEEN ENTITLED TO ASSERT OR ALLEGE AGAINST SELLER (AND

SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY OR THE CONDITION THEREOF. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN SELLER’S CLOSING CERTIFICATE OR ANY OTHER DOCUMENTS DELIVERED BY SELLER IN CONJUNCTION WITH THE CLOSING, PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEANUP, REMOVAL OR REMEDIATION SHALL BE THE SOLE RESPONSIBILITY OF, AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF, PURCHASER. AS USED IN THIS SECTION 8.1, THE TERM PURCHASER SHALL MEAN AND INCLUDE THE NAMED PURCHASER IN THIS AGREEMENT, ITS SUCCESSORS AND ASSIGNS, WHETHER BY OPERATION OF LAW, TRANSFER OR OTHERWISE (INCLUDING ITS SUCCESSORS-IN-INTEREST IN AND TO THIS AGREEMENT AND/OR TO THE PROPERTY (OR PORTIONS THEREOF)), AND THEIR RESPECTIVE AFFILIATES. NOTWITHSTANDING ANYTHING TO THE CONTRARY PROVIDED IN THIS SECTION 8.1(A), THE TERMS AND PROVISIONS OF THIS SECTION 8.1(A) SHALL BE SUBJECT TO THE PROVISIONS OF SECTION 5.3 HEREOF WITH RESPECT TO THE SURVIVAL OF SELLER’S REPRESENTATIONS AND WARRANTIES AND THE TERMS OF ANY DOCUMENTS DELIVERED BY SELLER IN CONJUNCTION WITH THE CLOSING.
(b) IN CONNECTION WITH SUBSECTION (a) ABOVE, PURCHASER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this Section 8.1 and discussed its import with legal counsel, is fully aware of its consequences and that the provisions of this Section 8.1 are a material part of this Agreement.
Purchaser’s Initials
Section 8.2 Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has been fixed at a level which takes into account that the Property is being sold subject to the provisions of this Article VIII. Seller and Purchaser agree that the provisions of this Article VIII shall survive termination of this Agreement or Closing indefinitely.

ARTICLE IX
MISCELLANEOUS
Section 9.1 Confidentiality.
(a) Without the prior written consent of Seller in its sole discretion, Purchaser shall not, and shall not allow any of its prospective investors, prospective lenders, and their respective employees, agents, representatives, accountants, attorneys and consultants (hereinafter “Purchaser’s Representatives”), to disclose, disseminate or divulge any of the Confidential Information (as defined below) (whether obtained before or after the date of this Agreement) to any person or entity, other than as specifically provided for below. Purchaser shall limit access to the Confidential Information to those of Purchaser’s Representatives which have a need to know the information contained in the Confidential Information for the purpose of evaluating the Property in connection with Purchaser’s due diligence review and feasibility testing of the Property and any financing thereof.
(b) Purchaser shall ensure that all persons to whom it or any of Purchaser’s Representatives discloses, disseminates or divulges the Confidential Information shall keep all Confidential Information confidential and shall not disclose, disseminate or divulge any of the Confidential Information to any person or entity, other than as specifically provided for below, and Purchaser assumes liability for any disclosure by any such person in violation of the terms of this Section 9.1.
(c) In the event this Agreement is terminated in accordance with its terms, Purchaser shall, and shall cause each of Purchaser’s Representatives, to promptly return or destroy all Confidential Information, including all copies or reproductions thereof, to Seller (other than any Confidential Information which contains any of Purchaser’s proprietary analyses or reports, or materials prepared by Purchaser’s lawyers or advisors which Purchaser may destroy rather than return to Seller). Notwithstanding anything to the contrary provided herein, any components of the Confidential Information which are not returned to Seller in accordance with the terms and provisions of this Agreement shall remain, notwithstanding the termination of this Agreement, subject to the non-disclosure and confidentiality provisions contained herein.
(d) To the extent that Purchaser is required to disclose the Confidential Information pursuant to a legally enforceable subpoena, court order or other legal process, Purchaser shall (i) give written notice thereof to Seller within two (2) Business Days of its receipt of such subpoena, court order or other legal process, (ii) consult with Seller on the advisability of taking, at Seller’s expense, legally advisable steps to resist or narrow such request, and (iii) if disclosure of Confidential Information is required, furnish only that portion of the Confidential Information which, in the opinion of Purchaser’s counsel, Purchaser is legally compelled to disclose.
(e) In the event of a breach or threatened breach by Purchaser or any of Purchaser’s Representatives of any of the provisions of this Section 9.1, Seller shall be entitled to an order or injunction restraining Purchaser, Purchaser’s Representatives and any other person to whom Purchaser or any of Purchaser’s Representatives has disclosed, disseminated or divulged Confidential Information from disclosing, disseminating or divulging, in whole or in part, any Confidential Information. However, nothing in this Agreement shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach.
(f) Purchaser shall defend, indemnify and hold Seller harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, judgments, costs and expenses (including attorneys’ fees) asserted against, or incurred by, Seller or its affiliates as a result of any violation of, or failure to comply with, the provisions of this Section 9.1 by Purchaser, any of Purchaser’s Representatives or any person to whom Purchaser or any of Purchaser’s Representatives has disclosed, disseminated or divulged any Confidential Information in breach of the provisions of this Agreement.
(g) Purchaser acknowledges and understands that certain components of the Confidential Information may have been prepared by parties other than Seller and further acknowledges and understands that, except as otherwise set forth in this Agreement or the documents to be delivered at Closing, Seller makes no representations or warranties whatsoever, expressed or implied, with respect to the content, completeness or accuracy of the Confidential Information or any portion thereof. Purchaser hereby releases Seller from any and all claims, demands, causes of action, losses, damages, liabilities, costs or expenses (including attorneys’ fees) asserted against, or incurred by, Purchaser by reason of Purchaser’s reliance on or knowledge of the Confidential Information.
(h) As used herein, “Confidential Information” shall collectively mean (i) all documents and information relating to the Property, including the ownership and operation thereof, and to Seller and its affiliates, which are made available to Purchaser or Purchaser’s Representatives by Seller, its employees or agents or brokers for review by Purchaser and Purchaser’s Representatives in connection with the Feasibility Studies (but excluding any such information or documents which are legally and readily accessible by the general public, but not as a result of any act of Purchaser or any of Purchaser’s Representatives in violation of this Agreement), and (ii) all information, documents, reports and analyses arising from, or generated by Purchaser or Purchaser’s Representatives in connection with Purchaser’s due diligence review and feasibility testing of the Property.
(i) The provisions of this Section 9.1 shall survive the termination of this Agreement for a period of one (1) year after such termination; provided, however, the provisions of this Section 9.1 shall terminate upon the Closing; provided, further, that Confidential Information made available to Purchaser with respect to the recapitalization of Seller shall still be subject to that certain Confidentiality Letter dated as of February 21, 2009 executed by Hackman Capital Partners, LLC, for the benefit of Seller.
Section 9.2 Public Disclosure. Subject to the provisions of Section 4.2, except for (i) disclosures as may be required by law; (ii) information which is demonstrated to have been in the possession of Purchaser or any of its affiliates or demonstrated to have been independently acquired or developed by the Purchaser without violating any of its obligations under this Agreement; (iii) information which is or becomes publicly available other than as a result of breach of this Agreement; (iv) information which is received by Purchaser from a third party that

Purchaser reasonably believes, after inquiry, has the legal right to disclose such information; (v) information which is released for disclosure with Seller’s written consent; or (vi) information which is released for disclosure by order of a court, prior to Closing or thereafter, any release to the general public of information with respect to the sale contemplated herein or any matters set forth in this Agreement shall be made only in the form reasonably approved by Purchaser and Seller. Seller agrees that it will not unreasonably withhold its approval of any release by Purchaser after the Closing which announces the purchase price, the location of the Property and the names of the parties conducting the purchase and sale. The parties acknowledge that any disclosure by Purchaser or its affiliates in connection with any disposition, fundraising, financing, or other similar efforts by Purchaser or its affiliates involving the Property or with the usual and customary operation of the Property shall not require the approval by Seller contemplated by this Section 9.2 so long as the nature of the information released is pertinent to such efforts.
Section 9.3 Discharge of Obligations. The acceptance of the Deed for the Property by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing. Likewise, the acceptance of Purchase Price by Seller shall be deemed to be a full performance and discharge of every representation and warranty made by Purchaser herein and every agreement and obligation on the part of Purchaser to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
Section 9.4 Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole and absolute discretion, provided, however, that without the prior approval of Seller (but only after written notice to Seller at least five (5) Business Days prior to the Closing Date), Purchaser may assign this Agreement to an entity controlled by, controlling or under common control with Purchaser, but no such assignment or delegation shall otherwise affect or limit the liability of Purchaser to Seller hereunder or otherwise impair Seller’s recourse to Purchaser for the full performance of Purchaser’s obligations hereunder. No assignment by Purchaser shall relieve Purchaser from any of its obligations hereunder without an express novation from Seller.
Section 9.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) legible facsimile transmission sent to the intended addressee at the address set forth below (with prompt follow-up notice sent by one of the other means of delivery set forth in (a) or (b) above), or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a) or (b) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

Purchaser’s Addresses for Notices:	Seller’s Addresses for Notices:

c/o Hackman Capital Partners	Westwood One, Inc .
11111 Santa Monica Blvd., Suite 750	1114 Avenue of the Americas, 28th Floor
Los Angeles, California 90025	New York, NY 10036
Attention: Chief Operating Officer,	Attention: General Counsel
Ms. Theresa Jones	212.641.2075 (Telephone)
310.473.8900 (Telephone)	212.641.2198 (facsimile)
310.473.1677 (facsimile)

and

c/o Hackman Capital Partners
11111 Santa Monica Blvd., Suite 750
Los Angeles, California 90025
Attention: Chief Financial Officer,
Scott Poland
310.473.8900 (Telephone)
310.473.1677 (facsimile)

With a copy to:	With a copy to:

Orrick, Herrington & Sutcliffe LLP	Lowenstein Sandler PC
777 S. Figueroa Street, Suite 3200	65 Livingston Avenue
Los Angeles, California 90017	Roseland, New Jersey 07068
Attention: Dennis P. Martin, Esq.	Attention: Stuart Yusem, Esq.
213.612.2224 (Telephone)	973.597.2566 (Telephone)
213.612.2499 (facsimile)	973.597.2567 (facsimile)

and

John A. Rosenfeld, Esq.
Post Office Box 1308
Topanga, California 90290
310.455.9718 (Telephone)
310.455.9768 (facsimile)

Escrow Agent’s Address for Notices:

First American Title Insurance Company
515 S. Figueroa Street, Suite 700
Los Angeles, CA 90017
Attention: Barbara Laffer/ Greg Schultz
213.623.1552 (Telephone)
213.623.2868 (facsimile)
Section 9.6 Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.
Section 9.7 Time of the Essence and Force Majeure. Time is hereby made strictly of the essence of this Agreement and the consummation of the transactions contemplated hereby.
Section 9.8 Successors and Assigns. The terms and provisions of this Agreement shall apply to and bind the permitted successors and assigns of the parties hereto.
Section 9.9 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.
Section 9.10 Further Assurances. Each party hereto agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to implement or give effect to this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 9.10 shall survive the Closing.
Section 9.11 Counterparts. This Agreement may be executed in counterparts, including counterparts delivered by facsimile or similar electronic transmission, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.
Section 9.12 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.
Section 9.13 Governing Law; Submission to Jurisdiction; Service of Process.
(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law.

(b) ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA AND EACH PARTY TO THIS AGREEMENT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING. PURCHASER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM OR LACKS JURISDICTION OVER PURCHASER.
Section 9.14 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser and their respective successors and permitted assigns only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
Section 9.15 Exhibits and Schedules. The schedules and/or exhibits attached hereto shall each be deemed to be an integral part of this Agreement.
Section 9.16 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.
Section 9.17 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
Section 9.18 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.
Section 9.19 Recordation. Neither this Agreement nor any memorandum hereof shall be recorded without the prior written consent of the Seller.
[Remainder of page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER: WESTWOOD ONE, INC., a Delaware corporation
By:	/s/ Roderick M. Sherwood, III
	Name:	Roderick M. Sherwood, III
	Title:	President & CFO

PURCHASER: NLC-LINDBLADE, LLC, a Delaware limited liability company
By:	/s/ Jonathan Epstein
	Name:	Jonathan Epstein
	Title:	Authorized Representative

Signature Page to Agreement of Purchase and Sale

ACKNOWLEDGEMENT BY ESCROW AGENT
Escrow Agent agrees to act as Escrow Agent hereunder and to hold and disburse the Earnest Money in the manner provided herein.

ESCROW AGENT: FIRST AMERICAN TITLE INSURANCE COMPANY
By:	/s/ Barbara Laffer
	Name:	Barbara Laffer
	Title:	Escrow Officer

EXHIBIT A
Legal Description
All that certain tract. parcel and lot of land lying and being situate in the City of Culver City, State of California, being more particularly described as follows:
PARCEL 1:
LOTS 41, 42 AND 45 OF TRACT 4161, IN THE CITY OF CULVER CITY, AS PER MAP RECORDED IN BOOK 46 PAGE 32, OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.
PARCEL 2:
LOTS 43 AND 44, OF TRACT 4161, IN THE CITY OF CULVER CITY, AS PER MAP RECORDED IN BOOK 46 PAGE 32 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.
PARCEL 3:
LOTS 8, 9, 22 THE NORTHEASTERLY 4.61 FEET OF LOT 21 AND THE SOUTHWESTERLY 20.39 FEET OF LOT 23, OF TRACT NO. 4161, IN THE CITY OF CULVER CITY, AS PER MAP RECORDED IN BOOK 46 PAGE 32 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.
PARCEL 4:
LOTS 10, 11, 12, 19,20 AND 21 ALLIN TRACT 4161, IN THE CITY OF CULVER CITY AS PER MAP RECORDED IN BOOK 46, PAGE 32 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.
EXCEPT THE NORTHEASTERLY 4.61 FEET OF LOT 21.
APN: 4206-015-039 and 4206-015-040 and 4206-016-008 and 4206-016-009 and 4206-016-010 and 4206-016-011
Together with rights for parking vehicles on the site described below on the terms and conditions set forth in that certain Covenant and Agreement Regarding Parking made as of August 17, 1990 between GTO Entertainment and Westwood One, Inc., as recorded on September 10, 1990 as Instrument No. 90-1556576 in the Official Records of Los Angeles County, California:

Schedule 5.1(l)